Exhibit 99.1

COST PLUS, INC. ANNOUNCES SALES FOR THE SECOND QUARTER

Oakland, CA – August 4, 2005 — Cost Plus, Inc. (Nasdaq:CPWM) announced total sales for the second quarter ended July 30, 2005 were $202.8 million, a 7.0% increase from $189.5 million for the second quarter ended July 31, 2004. The total sales achieved were at the lower end of prior guidance. For the first six months of the fiscal year, total sales increased 7.4% to $402.8 million.

Same store sales for the second quarter decreased 1.7% compared to a 3.2% increase for the second quarter of fiscal 2004. Prior guidance for the quarter called for a range in same store sales from a decrease of 1.0% to an increase of 1.0%.

The greater than anticipated decline in same store sales was primarily the result of lower sales from an annual dining furniture event in July that offered products that were less deeply discounted than those offered last year. Additionally, the “World Flea Market” clearance sale event contributed fewer sales due to lower availability of clearance merchandise compared to what was available for last year’s event. Offsetting the shortfall in same store sales from prior guidance was greater than anticipated sales from new stores.

The Company now estimates that earnings for the second quarter will be between $0.06 to $0.07 per diluted share.

The Company will release its second quarter results on August 18, 2005 and will host a conference call at 8:00 a.m. PT. The call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 908-6255 or (646) 862-1110. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21256963, from 10:00 a.m. PT Thursday to 10:00 a.m. PT on Friday, August 19, 2005. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of July 30, 2005, the Company operated 246 stores in 31 states compared to 220 stores in 27 states as of July 31, 2004.

The above statement relating to anticipated financial results for the second quarter of 2005 is a “forward-looking statement” that is based on current expectations and is subject to various risks and uncertainties that could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to, determination of the ultimate gross profit rate earned on second quarter sales, determination of operating costs and other expenses, changes in accounting rules and regulations, and adjustments identified in closing the Company’s books and accounting records. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:	John Luttrell
(510) 808-9119

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